EXHIBIT 99.1

Community West Bancshares Announces Partial Redemption of Preferred Stock

GOLETA, Calif., Dec. 2, 2014 (GLOBE NEWSWIRE) -- Community West Bancshares (Nasdaq:CWBC), parent company of Community West Bank, today announced that, in furtherance of its previously announced Preferred Stock Repayment Strategy, it will redeem another $702,000 of its 9%, Cumulative Perpetual Preferred Stock, Series A, on January 2, 2015, leaving a remaining balance of $6,312,000. As previously announced, the Company's Board of Directors will consider regular redemptions, and that any such redemptions are subject to regulatory approvals and will be based on the Company's financial condition and results of operations at the time. It is anticipated that any future redemptions would be payable from future earnings.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operation including statements regarding the declaration and payment of any future cash dividends and any future redemption of any 9% Cumulative Perpetual Preferred Stock, Series A. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy, expand its lending operations, and recognize earnings. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by the Company with the SEC.

CONTACT: Martin E. Plourd
         President/CEO
         805.692.4382
         www.communitywestbank.com